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                                                                    EXHIBIT 99.1




CONTACT: Brian Carney                           Investor Relations:
         Executive Vice President, CFO          Naomi Rosenfeld/Carolyn Capaccio
         Jo-Ann Stores, Inc.                    Michele Loguidice
         330/656-2600                           Press:  Stacy Berns/Stacy Roth
         http://www.joann.com                   Morgen-Walke Associates
                                                212/850-5600


FOR IMMEDIATE RELEASE
---------------------

                            JO-ANN STORES COMMENTS ON
                         EXPECTED FOURTH QUARTER RESULTS


         HUDSON, OH, December 2, 1999--Jo-Ann Stores, Inc. (NYSE: JAS.A and JAS.B) today announced that quarter to date net comparable store sales, while increasing at a low single digit rate over the prior year, are well below the Company's expectations. In particular, comparable store sales rates during the Friday and Saturday of Thanksgiving weekend declined versus the prior year. The Company attributes the shortfall of this weekend to the adoption of a less promotional stance than last year, which management had believed would have been more than offset by a much improved in-stock position this year than in the prior year.

         Although business trends in subsequent days have improved to stronger levels, the Company currently anticipates that fourth quarter earnings, although still expected to exceed last year's earnings of $1.08 per share, are likely to fall short of analysts' current fourth quarter expectations. Fourth quarter results remain heavily dependent upon the level of seasonal sales yet to be realized during the month of December.

         Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 49 states, operates 1,009 Jo-Ann Fabrics and Crafts traditional stores and 42 Jo-Ann etc superstores.

         This press release contains certain forward-looking statements that are subject to risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company's Securities and Exchange Commission filings.


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